Exhibit 99.2

                              2000 Year-End Outlook

                                 CONFERENCE CALL

                                January 22, 2001

Good afternoon and thank you for joining us for today's conference call to discuss our expectations for the fourth quarter and fiscal year. With me today are Cal Turner, Chairman and CEO; Bob Carpenter, President and Chief Operating Officer; Stonie O'Briant, Executive Vice President of Merchandising; Randy
Sanderson, Vice President and Controller; Wade Smith, Treasurer; and Kiley Fleming, Director of Investor Relations.

I will begin this call by pointing out that this report is unusual for us. It reflects expectations and estimates, not actual results. Therefore, we will probably not be able to answer all of your questions. Our objective is to give you the earliest possible insight. We are scheduled to report complete results for this year and plans for next year on Monday, February 26th. Today's call will be brief and will focus only on those issues discussed in today's release.

Our comments will contain forward-looking information, which is provided in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act. We believe our underlying assumptions are reasonable. However, actual results may differ materially from our projections, due to the risk factors identified in the company's annual report on form 10K.

We anticipate reporting earnings per diluted share of approximately $0.62 for the period ending February 2, 2001, compared to $0.65 for the period ended January 29, 2000. Included in this guidance is an expected benefit of approximately $0.01 from the additional week of sales and expenses in this year's fiscal period.

Our revised guidance reflects primarily lower than expected gross profit in the fourth quarter resulting from:

    o  Higher than expected shrink results
    o  Higher accrued markdown expense and
    o  Lower than expected initial mark-up on purchases

We delayed taking inventories in some stores last summer to allow teams to focus on the store reset. We expected that inventories in these stores would be consistent with last year's shrink results, and we accrued shrink in-line with this expectation. However, the inventory results month-to-date suggest that shrink will be higher than expected.

As many of you know, one of our long-term operational objectives is to significantly increase total inventory turns. This year, we have made progress toward this goal, especially in improving DC inventory turns. At year-end, we expect total LIFO inventories to increase approximately 10%, despite operating 675-700 additional stores. In 2001, we will focus primarily on improving store inventory turn. In support of this initiative, we have decided to increase our markdown reserve in the fourth quarter of 2000.

Sales in the month of January are now expected to increase 18-19% and same-store sales are expected to increase 4-5%. These strong sales are a result of additional promotional merchandise and improving in-stock positions of core

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merchandise  across the chain.  Consequently,  we  anticipate  a slightly  lower initial mark-up on purchases in the fourth quarter as a result of both a shift in our sales mix and the impact of promotional purchases in January.

Taking into consideration the factors I have mentioned, our revised guidance for the 52-week period ending January 26, 2001 is as follows: Total company revenues and same-store sales are expected to increase approximately 15% and 1% respectively, compared with the same period in 1999. Gross profit, as a percentage of net sales is expected to be down 40-45 basis points compared with gross profit in 1999. Our guidance on operating expense and interest expense remains unchanged from our last update following the December sales release.

From a macro perspective, while a softening economy affected just about every retailer during the holiday period, we believe that significantly higher gasoline and heating costs acutely impacted the limited disposable income of our primary customer. We are optimistic that existing customers and potential new customers will utilize the exceptional values at Dollar General stores as a tool to help them stretch their dollars in good and, even more so, in poor economic times.

This concludes my prepared comments. Operator, we are now ready for the question and answer session.


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Summary of question and answer session:

1. You mentioned that you expect higher shrink, lower mark-up and higher markdowns to pressure gross profit in the fourth quarter. Can you quantify the impact of these items? For the fourth quarter of this year (13 weeks ending January 26, 2001), we expect gross profit as a percentage of net sales to decrease 210-220 basis points compared with gross profit as a percentage of net sales for the same period last year. The biggest driver of the lower gross profit is higher than expected shrinkage expense. Year-to-date through the third quarter, we accrued shrink at 2.25% of net sales. Inventories taken late in the year indicate that shrink as a percentage of net sales will be approximately 2.50% for the full year compared with 2.25% last year. Accordingly, in the fourth quarter of this year we expect to accrue shrink as a percentage of net sales at 3.10%-3.20% versus 1.60% for the same period last year. This 150-160 basis point increase accounts for roughly 70% of the gross profit decline in the quarter. Lower initial mark-up and higher markdown accruals make up the additional 60 basis point decline.

2. Can you expand on the types of promotional products you are featuring in your stores this month? How are they driving lower initial mark-up in the period? The promotional items we are featuring in our stores in January should be more accurately characterized as opportunity buys. As we have previously discussed, we believe that through well-placed, high quality opportunistic merchandise, we can create additional excitement in our stores. Several such items became available to us late in the fourth quarter. While opportunity buys often strengthen mark-up, these particular opportunities are highly consumable goods (such as bleach, paper products and snack packs), and we are pleased to be able to offer them to our customers at exceptional values. We will continue to take advantage of opportunity buys when they complement our merchandise mix.